UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2009

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 2, 2009, Web.com Group, Inc. (the “Company”), repurchased (1) in-the-money options to purchase 225,000 shares of Common Stock, 100,000 of which with an exercise price per share of $2.00 and the remaining 125,000 with an exercise price per share of $0.50, from David L. Brown, the Company’s Chief Executive Officer, (2) 81,068 shares of Common Stock from Jeffrey M. Stibel, the Company’s President, (3) 36,505 shares of Common Stock from Kevin M. Carney, the Company’s Chief Executive Officer, and (4) 28,391 shares of Common Stock from Alex Kazerani, a member of the Company’s Board of Directors.

The repurchases from Messrs. Stibel, Carney and Kazerani were made at $5.5195 per share, which represents a 5% discount from $5.81, the closing price of the Company’s Common Stock on September 2, 2009.  The repurchase from Mr. Brown was made at $3.5195 and $5.0195 per share subject to the options, which represents $5.5195 per share subject to the options minus the exercise price per share subject to the options, which was $2.00 and $0.50, respectively.

As previously disclosed, the Company’s Board of Directors authorized the repurchase of $20 million of the Company’s outstanding common stock over an 18 month period, starting in September 2008.  The repurchases were made pursuant to this repurchase program.  To date, the Company has repurchased $12.2 million of the Company’s common stock.

The information set forth under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.

Date: September 4, 2009
By: /s/ Matthew P. McClure
Matthew P. McClure, Secretary